UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Stanley Black & Decker, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED APRIL 28, 2021
TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF STANLEY BLACK & DECKER
TO BE HELD MAY 10, 2021

Explanatory Note

This supplement to the Proxy Statement dated March 29, 2021 (the “Original Proxy Statement”) of Stanley Black & Decker (the “Company”) updates the Original Proxy Statement as follows:

-	Updates and replaces each of the statements from the Original Proxy Statement set forth below that include “free cash flow.”
-	Revises the footnotes referenced in each such statement as set forth below.
-	Updates “Appendix A: Use of Non-GAAP Financial Measures” to include the information set forth below.

The Company’s Original Proxy Statement inadvertently omitted the most directly comparable GAAP measure in places where “free cash flow” was referenced and in footnotes referring to the reconciliation of GAAP to Non-GAAP measures and the corresponding information in Appendix A.

References to “Free Cash Flow” in the Original Proxy Statement

Each of the sentences on page iv and page 24 that reference “free cash flow” is revised and replaced as follows: “Net cash provided by operating activities in 2020 was $2.0 billion. Free cash flow*** was a record $1.7 billion, supported by the strong operational performance and a continued focus on working capital turns which improved to 10.4, up 0.6 turns versus the prior year.”

*** See Appendix A for a reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of the Company’s liquidity, as well as its ability to fund future growth and to provide returns to shareholders, and is useful information for investors. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common and preferred stock and business acquisitions, among other items.

Appendix A: Use of Non-GAAP Financial Measures

(Millions of Dollars)	2020
Net cash flow provided by operating activities	$2,022
Less: capital and software expenditures	(348)
Free cash flow	$1,674